PROSPECTUS and	PRICING SUPPLEMENT NO. 14
PROSPECTUS SUPPLEMENT, each	Dated March 4, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $23,700,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$450,000,000 4.950% Fixed Rate Senior Notes Due March 6, 2026

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXK0 / US24422EXK09

Date of Issue:	March 7, 2024

Maturity Date:	March 6, 2026

Principal Amount:	$450,000,000

Price to Public:	99.961% plus accrued interest, if any, from March 7, 2024

Interest Payment Dates:	Semi-annually on March 6 and September 6, commencing on September 6, 2024 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.950% per annum

Redemption Provisions:	None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$84,375,000
	Citigroup Global Markets Inc.	$84,375,000
	Credit Agricole Securities (USA) Inc.	$84,375,000
	MUFG Securities Americas Inc.	$84,375,000
	Loop Capital Markets LLC	$45,000,000
	Academy Securities, Inc.	$13,500,000
	BBVA Securities Inc.	$13,500,000
	ING Financial Markets LLC	$13,500,000
	SMBC Nikko Securities America, Inc.	$13,500,000
	U.S. Bancorp Investments, Inc.	$13,500,000
	Total	$450,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.861% plus accrued interest, if any, from March 7, 2024.